EXHIBIT 10.31

Portions Subject to Confidential Treatment Request Under Rule 406

R&D ALLIANCE AGREEMENT

BETWEEN

GANIAL IMMUNOTHERAPEUTICS, INC.

(“GIT”)

AND

VIRAL GENOMIX, INC.

(VGX)

1

R&D ALLIANCE AGREEMENT

This R&D Agreement (“AGREEMENT”) is between Viral Genomix, Inc. (“VGX”), a Delaware corporation, with offices located at 450 Sentry Parkway East, Blue Bell, Pennsylvania 19422, and GANIAL IMMUNOTHERAPEUTICS, INC (“GIT”), a Delaware corporation, having a place of business at 24 High Street, Locust Valley, NY 11560.

BACKGROUND

A. GIT controls certain intellectual property related to GIT027 (3-phenyl-4,5-dihydro-5-isoxazoleacetic acid) (hereinafter referred to as “GIT027”) as drugs for treating all and any disease indications in humans and animals, not limited to listed in Attachment I;

B. VGX desires to obtain EXCLUSIVE, WORLDWIDE rights to conduct research and development activities and to market GIT027 for all indications;

C. GIT will also grant VGX future rights, but not an obligation to attain additional derivative compounds/technology of GIT027 from GIT on the same terms as those of GIT027.

NOW, THEREFORE, in consideration of the promises and covenants contained in this AGREEMENT and intending to be legally bound, the parties agree as follows:

1.             DEFINITIONS

1.1   AFFILIATE of VGX means any legal entity directly or indirectly controlling, controlled by or under common control with VGX that has executed (a) this AGREEMENT, or (b) a written joinder agreement, in a form reasonably satisfactory to GIT, agreeing to be bound by all of the terms and conditions of this AGREEMENT, as if such AFFILIATE of VGX were an original party to this AGREEMENT.  For purposes of this AGREEMENT, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, and/or the right to receive more than fifty percent (50%) of the profits or earnings of a legal entity, and/or the right to control the policy decisions of a legal entity.

1.2   AFFILIATE OF GIT means any legal entity directly or indirectly controlling, controlled by or under the common control with GIT that has executed (a) this AGREEMENT, or (b) a written joinder agreement, in a form reasonably satisfactory to VGX, agreeing to be bound by all of the terms and conditions of this AGREEMENT, as if such AFFILIATE of GIT were an original party to this AGREEMENT.  For purposes of this AGREEMENT, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, and/or the right to receive more than fifty percent (50%) of the profits or earnings of a legal entity, and/or the right to control the policy decisions of a legal entity.

1.3   CALENDAR QUARTER means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.4   CALENDAR YEAR means each 12-month period beginning on January 1.

1.5   EFFECTIVE DATE means the date on which VGX and GIT have both fully executed this AGREEMENT.

1.6   FAIR MARKET VALUE means the cash consideration which VGX thereof would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.7   NET SALES is defined as the gross amount of monies or cash equivalent or other consideration which is paid by unrelated third parties to VGX for GIT027 by sale or other mode of transfer, less all qualifying costs directly attributable to such sales, which are made, made for, used or sold by VGX, its agents, employees and/or independent contractors.

NET SALES of a commercial product comprising one or more GIT R&D PRODUCTS and one or more other active ingredients (a “COMBINATION PRODUCT”) shall be calculated as set forth above, subject to the provisions of Section 3.1.3.

1.8   GIT R&D PRODUCT(S) means product(s) which is/are made, made for, used by, imported by or for, sold by or offered for sale by VGX for each indication and/or any affiliate(s) of VGX to unrelated third parties which (1) in the absence of this AGREEMENT would infringe at least one claim of GIT PATENT RIGHTS described in patents listed in Attachment I, or (2) use a process and/or machine covered by at least one claim of GIT PATENT RIGHTS described in patents listed in Attachment I.

1.9   PHASE III CLINICAL TRIALS means a series of expanded controlled and uncontrolled, pivotal, multi-center (generally) clinical studies, after adequate completion of preliminary efficacy and dose-ranging studies, and after safety data has been established for a GIT R&D PRODUCT, comprising patients with the disease or condition of interest, to whom the GIT R&D PRODUCT is administered in order to obtain sufficient efficacy and safety data (and better understand drug-related adverse effects) to support regulatory submissions and labeling of the GIT R&D PRODUCT.

1.10 SALE means any bona fide transaction for which consideration payment is received or expected for the sale, use, lease, transfer or other disposition of GIT R&D PRODUCT(S) to an unrelated third party.  A SALE of GIT R&D PRODUCT (S) shall be deemed completed at the time VGX or its affiliate receives payment for such GIT R&D PRODUCT (S).

1.11 GIT PATENT RIGHTS means all of GIT’s interest in the rights represented by or issuing from (including all claims referenced within) those patent applications listed in

ATTACHMENT I and all future interests in such rights anywhere in the world of the GIT027 intellectual property.

2.             R&D GRANT

Subject to the terms and conditions of this AGREEMENT, GIT grants to VGX for the term of this AGREEMENT EXCLUSIVE WORLD-WIDE rights to research, develop and market GIT R&D PRODUCTS. VGX has the rights to freely choose any and/or all of the product types. No other rights are granted by either party hereunder.  This agreement shall not impair VGX’s freedom (without any restriction or any obligation to GIT) to research, develop, and market products that do not infringe GIT PATENT RIGHTS.

2.1   , GIT shall deliver GIT027 (3-phenyl-4,5-dihydro-5-isoxazoleacetic acid) (GIT027) necessary for the production or intended for production of GIT R&D PRODUCTS upon VGX’s request. GIT shall provide technical assistance/expertise to, share pre-clinical testing data, and clinical results with VGX for product development and clinical development. GIT shall also provide relevant documentation, including the history and generation of GIT027, established assay protocols, summary for pre-clinical testing procedures and results, and to assist VGX’s regulatory filing.   GIT will provide technical assistance and expertise related to the production and development of GIT027 at a mutually agreed timeline.

3.             FEES AND ROYALTIES

3.1   Fees and Royalties .

3.1.1        VGX shall pay to GIT within thirty days (30) days of the EFFECTIVE DATE a payment of ****** in cash, certified funds, or by wire transfer.

3.1.2        VGX shall pay GIT an additional ****** issuing ****** of VGX common stock (par value $.0001 per share) to GIT or its assignees within thirty (30) days of the EFFECTIVE DATE.

3.1.3        Within first 5 years from the Effective Date, VGX also agrees to provide an amount equal to ****** of total funds from EACH funded government grant directly received by VGX involving research and development of GIT027.  The amount provided to GIT per EACH funded grant shall not exceed a total of ******.

3.1.4        In further consideration of the exclusive worldwide R&D granted to VGX, VGX shall pay to GIT, on a quarterly basis, a royalty of ****** of the NET SALES of each GIT R&D PRODUCT, which is sold by VGX and any affiliate(s), agent(s), and/or independent contractor(s) of VGX. Such royalty payments shall terminate on a product-by-product basis upon the date, which is ten (10) years after the date of the first SALE of such GIT R&D PRODUCT but not to exceed the date when effective patent protection on individual product is lost in each respective country.

3.1.5        In the event one or more GIT R&D PRODUCTS are sold in a COMBINATION PRODUCT, the amount of royalties and affiliate(s) revenues paid to GIT pursuant to this Section 3.1 shall be based on the portion of the FAIR MARKET VALUE of such combination of products reasonably attributable to the GIT R&D PRODUCT(S).

3.2   Diligence and Milestone Fees.

3.2.1        VGX shall use commercially reasonable efforts to develop for SALE and to market GIT R&D PRODUCTS as drugs for treating all and any disease indications in humans and animals.

3.2.2        The following R&D milestone payments are payable by VGX to GIT within sixty (60) days after the achievement of the respective milestone event:

Due Date	Payment
Upon completion of patient accrual for the initial Phase II clinical trial for GIT027 in the United States for the FIRST disease indication	$50,000
Upon completion of patient accrual for Phase III clinical trial for GIT027 in the United States for the FIRST disease indication	$250,000
Upon NDA approval for GIT027 for EACH disease indication	$2,000,000

3.3   Option to Purchase Rights.

3.3.1        Within first 7 years from the Effective Date, VGX shall have the option to purchase all of GIT’s worldwide rights to GIT027 for ******. VGX shall provide thirty (30) days written notice of its intention to purchase such rights any time during the first ****** years. The payment for worldwide rights for GIT027 shall be made forty five (45) days after VGX notifies GIT of its intention to purchase such rights and no further payment of any kind, including but not limited to any royalty payments, milestone payments, etc. under this Agreement shall be due to GIT upon completion of such purchase. In addition, if VGX or its Affiliates fails to lead GIT027 to Phase I Human Clinical trial study in the United States within five (5) years from the effective date, VGX will return the rights to develop GIT027 back to GIT. In such case, all further obligations of VGX to GIT will be terminated.

3.4   Currency, Payment Method.

3.4.1        All dollar amounts referred to in this AGREEMENT are United States dollars.  All payments to GIT under this AGREEMENT shall be made in United States dollars by check or wire-transfer.  If VGX receives revenues from SALES of GIT R&D PRODUCTS in currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable CALENDAR QUARTER.

4.             CONFIDENTIALITY

4.1   CONFIDENTIAL INFORMATION means and includes all technical and business information, plans, inventions, developments, discoveries, improvements, software, know-how, procedures, methods, techniques, formulae, data, processes, studies, and other proprietary ideas, whether or not patentable or copyrightable, that a party hereto identifies as confidential or proprietary at the time it is delivered or communicated to the other party hereto, or any other information that should reasonably be recognizable by its nature to be confidential or trade secret information of a party (including, without limitation, information respecting such party’s business plans, sales and sales methods, customers and prospective customers). CONFIDENTIAL INFORMATION should be in writing and marked confidential or, if oral, should be reduced to writing within thirty (30) days of disclosure and marked confidential.

4.2   Each party shall maintain in confidence and not disclose to any third party any CONFIDENTIAL INFORMATION of the other party during the term of this Agreement and for five (5) years after the date of termination of this Agreement.  Each party shall ensure that its employees have access to CONFIDENTIAL INFORMATION of the other party only on a need-to-know basis, and are obligated to abide by such party’s obligations under this Agreement.  The foregoing obligation shall not apply to:

4.2.1        information that is known to the receiving party prior to the time of disclosure, and was not received directly or indirectly from the disclosing party hereunder in violation of a confidentiality obligation, unless independently developed by or for the receiving party, without exposure to or benefit of the disclosing party’s CONFIDENTIAL INFORMATION, in each case, to the extent evidenced by written records;

4.2.2        information disclosed to the receiving party, without restriction, by a third party that has a right to make such disclosure;

4.2.3        information that was or becomes patented, published or otherwise part of the public domain as a result of acts by the disclosing party or a third person developing or obtaining such information as a matter of right; and

4.2.4        information, which the disclosing party permits, in writing, the receiving party to publicly disclose.

If a receiving party is required to disclose any of the disclosing party’s CONFIDENTIAL INFORMATION by order of a governmental authority or a court of competent jurisdiction; the receiving party shall timely inform its disclosing party, reasonably cooperate at the disclosing parties expense with any reasonable action the disclosing party takes to attempt to obtain confidential treatment of such information by the authority or court, and limit its disclosure of such information to the extent practical.

Note: Confidential information shall not be disclosed to third party and this rule shall apply to both VGX and GIT. This is particularly true for process development data.

5.             TERM AND TERMINATION

5.1   This AGREEMENT, unless sooner terminated as provided in this AGREEMENT, shall terminate upon the earlier of: (a) expiration of the last-to-expire or become abandoned of the GIT PATENT RIGHTS in United States; or (b) twenty (20) years after the EFFECTIVE DATE.

5.2   VGX may terminate this Agreement (a) upon thirty (30) days written notice to GIT, if the sale or other exploitation of the GIT R&D PRODUCT(s) becomes technologically or commercially unfeasible; or (b) upon thirty (30)-days written notice to GIT, and by doing all of the following:

5.2.1                        ceasing to make, have made, use, import, sell and offer for sale all GIT R&D PRODUCTS; and

5.2.2        paying all monies owed to GIT up to the date of the termination excluding any future obligation under this AGREEMENT.

5.3   GIT may terminate this AGREEMENT, upon thirty (30)-days written notice to VGX, if any of the following events of default (“Default”) occur:

5.3.1        VGX is more than sixty (60) days late in paying to GIT royalties, expenses or any other monies due under this AGREEMENT and VGX does not immediately pay GIT in full any amounts due upon demand; or

5.3.2        VGX experiences a Trigger Event (defined below);

5.3.3        VGX materially breaches this AGREEMENT and does not cure the material breach within sixty (60) days after the receipt of the written notice of such breach.

5.4   “Trigger Event” means any of the following:

5.4.1        If VGX:

5.4.1.1             becomes insolvent, bankrupt or generally fails to pay its material debts as such debts become due;

5.4.1.2             is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, is not discharged within thirty (30) days of such appointment; or

5.4.1.3             makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within thirty (30) days;

5.4.2        If proceedings under any International law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by VGX;

5.4.3        If any order for relief is entered relating to any of the proceedings described in Sections 5.4.2 ;

5.4.4        If VGX shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or

5.4.5        If VGX shall, by any act or failure to act, indicate its consent to, approval of or acquiescence in any of the proceedings described in Sections 5.4.2, 5.4.3, 5.4.4.

5.5   The provisions of Sections 5.3 and 5.4 shall apply to a Default of, or a Trigger Event experienced by, any affiliate(s) of VGX’s rights hereunder if and to the extent that such Default of, or Trigger Event experienced by, the affiliate(s) causes VGX to fail to meet its diligence obligations under Section 3.2.

5.6   In the event of a termination under Section 5.1 or 5.3, all duties of GIT (other than under Sections 5.11) and all rights (but not duties) of VGX (other than under Section 5.11) under this AGREEMENT immediately terminate without the necessity of any action being taken either by GIT or by VGX, provided, however, that in no event shall the foregoing be construed to obligate VGX to pay any amounts accruing under Sections 3.1  after the date of termination except under Section 5.10.  Upon and after any termination of this AGREEMENT, the rights covered by this agreement for VGX and any affiliate thereof to manufacture, sale, marketing, importation and/or distribution of GIT

R&DPRODUCT(s) shall terminate on the same date of the termination of the agreement, except otherwise specified in this agreement or agreed upon by both parties.

5.7   Upon termination of this AGREEMENT, each (receiving) party shall, at the other (disclosing) party’s request, return to the other party all CONFIDENTIAL INFORMATION (except for one copy for archival purposes) of the other party provided hereunder.

5.8   Upon termination of this AGREEMENT under section 5.2 and 5.3, VGX shall cause physical inventories to be taken as soon as commercially practicable and in any event no later than sixty (60) days after termination of: (a) all completed GIT R&D PRODUCT(s) on hand, under the control of VGX or affiliate(s) thereof; and (b) such GIT R&D PRODUCT(s) as are in the process of manufacture and component parts thereof as of the date of termination of this AGREEMENT, which inventories shall be reduced to writing.  VGX shall deliver copies of such written inventories, verified by an officer of VGX, forthwith to GIT.  GIT shall have forty five (45) days after receipt of such verified inventories within which to challenge the inventory and request an audit thereof.

5.9   Upon termination of this agreement under section 5.1, VGX shall pay all monies owe to GIT up to the date of the termination.

5.10 Notwithstanding the foregoing, if this AGREEMENT terminates other than pursuant to Section 5.3.1 or 5.3.2, VGX shall have a period of six (6) months to sell off its inventory of GIT R&D PRODUCT(s) existing on the date of termination of this AGREEMENT and shall pay royalties to GIT with respect to such GIT R&D PRODUCT(s) within thirty (30) days following the expiration of such six-month period.

5.11 Each party’s obligation to pay all monies owed and accruing as of the date of termination under this AGREEMENT shall survive termination of this AGREEMENT.  In addition, the provisions of Articles 4, 5, 6, 7 and 8 shall survive such termination.

6.                                       REPRESENTATIONS AND WARRANTIES OF GIT AND VGX; DISCLAIMER OF ADDITIONAL WARRANTIES; INDEMNIFICATION

6.1   GIT represents and warrants to VGX that:

6.1.1        GIT has the full authority to execute and deliver this AGREEMENT.

6.1.2        No material claim by any third party contesting the validity, enforceability, collaborations, use or ownership of any of such GIT PATENT RIGHTS has been made, is currently outstanding or is threatened against GIT.

6.2   GIT and VGX will work together to file the patents and/or patent applications listed in ATTACHMENT I before the deadline permitted by the international and US patent laws.

6.3   GIT shall defend and indemnify and hold VGX (and its Affiliates, and their respective officers, directors and employees) harmless against any and all Losses, arising out of, relating to, based on, or caused by (A) the breach by GIT of any representation or warranty contained in this Agreement, (B) a claim that the formulation or manufacture of the GIT027 by GIT for VGX or other activities of GIT under this Agreement infringe on the patent or other intellectual property rights of a third party, (C) any governmental or regulatory action arising out of GIT, or (D) any negligence or intentional misconduct by GIT in connection with performing its obligations under this Agreement, in each case except to the extent that such Losses arise from or are aggravated in any substantial respect by the negligent acts of or failure to act by VGX or its Affiliates.  VGX will promptly notify GIT of any such Losses which come to VGX’s attention, but failure to do so will not relieve GIT of its indemnification obligations under this Section 6.3 except to the extent any such delay results in a material prejudice to GIT.  Notwithstanding anything to the contrary in this Agreement, GIT shall not be liable for any Losses to the extent that the Losses suffered by VGX (and its Affiliates, and their respective officers, directors and employees) are the result of or in consequence of any failure by the indemnified party to take reasonable and prudent action to mitigate any Losses.

6.4   VGX shall defend and indemnify and hold GIT (and its Affiliates, and their respective officers, directors and employees) harmless against any Losses, arising out of, relating to, based on, or caused by (A) the breach by VGX of any representation or warranty contained in this Agreement or (B) any negligence or intentional misconduct by VGX in connection with performing its obligations under this Agreement, in each case except to the extent that such Losses arise from or are aggravated by the negligent acts of or failure to act by GIT or its Affiliates.  GIT will promptly notify VGX of any such Losses which come to GIT’s attention, but failure to do so will not relieve VGX of its indemnification obligations under this Section 6.4 except to the extent any such delay results in a material prejudice to VGX.  Notwithstanding anything to the contrary in this Agreement, VGX shall not be liable for any Losses where the Losses suffered by GIT (and its Affiliates, and their respective officers, directors and employees) are the result of or in consequence of any failure by the indemnified party to take reasonable and prudent action to mitigate any Losses.

6.5   There are no pending or threatened suits, claims, or actions of any type whatsoever against GIT with respect to the GIT027.

6.6   All necessary corporate authorizations, consents and approvals which are necessary or required for GIT to enter into this Agreement have been duly obtained;

6.7   To the best of its knowledge, the entering into of this Agreement by GIT will not (i) violate any Applicable Law or(ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of GIT, under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which GIT is a party or by which it or any of its properties or assets is bound or affected.

7.           USE OF GIT’S AND VGX’S NAME

7.1   VGX and its employees and agents shall not use and VGX shall not permit its affiliate(s) to use GIT’s name or any adaptation thereof, or any GIT seal, logotype, trademark, or service mark, or the name, mark, or logotype of any GIT representative or organization in any way without the prior written consent of GIT. However, GIT shall not unreasonably withhold such written consent.

7.2   GIT and its employees and agents shall not use and GIT shall not permit its affiliate(s) to use the VGX’s name or any adaptation thereof, or any VGX seal, logotype, trademark, or service mark, or the name, mark, or logotype of any VGX representative or organization in any way without the prior written consent of the VGX. However, VGX shall not unreasonably withhold such written consent.

8.           ADDITIONAL PROVISIONS

8.1   Nothing in this AGREEMENT shall be deemed to establish a relationship of principal and agent between GIT and VGX, or between or among any of either party’s agents or employees for any purpose whatsoever, nor shall this AGREEMENT be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

8.2   From EFFECTIVE DATE, VGX will pay all fees charged by the patent office (including application fees and maintenance fees for patents listed in Attachment I and future patents selected by VGX according to section 3.1.4) and by patent application agencies (including translation fees, agency fees, and lawyer fees for patents listed in Attachment I and future patents selected by VGX according to section 3.1.4) if these expenses incurred after the effective date of the agreement. VGX shall control, prosecute and maintain the patent rights related to this AGREEMENT.

8.3   VGX is permitted to assign this AGREEMENT or any part of it to any person or entity, either directly or by operation of law, without the prior written consent of GIT in its sole discretion.  VGX has the rights to contract out the manufacturing of the products covered in this agreement and rights to establish collaboration, development, and marketing partnership with a third party. In case any products covered in this agreement is sold by a marketing partnership, VGX shall have the responsibility to pay royalty that is calculated on the bases of the combined net sales of VGX and its marketing partners. No assignment relieves VGX of responsibility for the performance of any accrued obligations, which it has prior to such assignment.

8.4   A waiver by either party of a breach of any provision of this AGREEMENT will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this AGREEMENT.

8.5   Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received as of the day after the date sent if sent by public courier (e.g., Federal Express) or by Express Mail, receipt requested, and addressed as follows:

If for VGX:

Viral Genomix, Inc.

VGX Pharmaceuticals

450 Sentry Parkway East

Blue Bell, PA 19422

Attention: Chief Executive Officer

If for GIT:

Ganial Immunotherapeutics, Inc.

24 High Street

Locust Valley, NY 11560

Attention: Chief Executive Officer

Either party may change its official address upon written notice to the other party.

8.6   This AGREEMENT shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions.  In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute.  If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the Eastern District of the Commonwealth of Pennsylvania with respect to any and all disputes concerning the subject of this AGREEMENT.

8.7   VGX shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this AGREEMENT.  Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations are contingent upon compliance with applicable United States export laws and regulations.

8.8   If any provision of this AGREEMENT shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision, and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this AGREEMENT, and this AGREEMENT shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

8.9   This AGREEMENT may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly-authorized representatives.

GANIAL IMMUNOTHERAPEUTICS, INC.		VIRAL GENOMIX, INC.

By:	/s/ Ferdinando Nicoletti	By:	/s/ J. Joseph Kim

Name:	Dr. Ferdinando Nicoletti	Name:	J. Joseph Kim, Ph.D.

Title:	President and CEO	Title:	President and CEO

Date:	December 19,2005	Date:	December 19, 2005